Exhibit 99.1

News Release

Victory Capital Announces Changes to Board of Directors

San Antonio, Texas, July 23, 2026 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) announced Dominique Carrel-Billiard’s resignation from its Board of Directors (the “Board”), effective July 23, 2026, due to his leaving Amundi. Concurrently, the Board has appointed Nicolas Calcoen as a Director, effective the same date.

Mr. Calcoen’s appointment, recommended by the Board’s Nominating & Governance Committee, adds a seasoned global asset management executive to Victory Capital’s Board. He currently serves as Deputy Chief Executive Officer, Head of Strategy, Finance and Control at Amundi, and he will serve as a Class III Director with a term expiring at the Company’s 2027 Annual Meeting of Stockholders.

Mr. Calcoen brings extensive leadership experience across banking and asset management, having held a series of senior executive roles at Amundi prior to his current position. He holds a bachelor’s degree in Public Service and Administration and a Master of Science in Economics and International Business, both from Institut d’Études Politiques ̶ Paris, as well as a postgraduate professional degree with the National School of Administration for State & Senior Civil Service.

“We are delighted to welcome Nicolas to our Board and look forward to the global perspective he brings as we continue to grow and expand our platform,” said David C. Brown, Chairman and CEO of Victory Capital. “At the same time, we want to thank Dominique for his dedicated service and wish him every success in his future projects.”

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $346.1 billion in total client assets, as of June 30, 2026. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Investors:

Carly Thomas

Director, Investor Relations and Responsible Business

210-694-9658

cthomas@vcm.com

20251114-4979486

Media:

Jessica Davila Burgess

Director, Global Communications

210-694-9693

jessica_davila@vcm.com